Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-157264

This Prospectus Supplement should be read in conjunction with the Prospectus dated February 11, 2009.

$1,500,000,000

State of Israel

4.00% Bonds due June 30, 2022

This is an offering by the State of Israel of an aggregate of $1,500,000,000 4.00% bonds due June 30, 2022 (the “bonds”). The bonds will constitute the direct, general and unconditional obligations of the State of Israel. The full faith and credit of Israel will be pledged for the due and punctual payment of all principal and interest on the bonds.

Interest on the bonds will be payable semi-annually on June 30 and December 30 of each year, beginning on June 30, 2012. The bonds will be issued only in denominations of $200,000 and integral multiples of $1,000 above that amount.

This prospectus supplement and accompanying prospectus dated February 11, 2009, constitute a prospectus for the purposes of Article 5.3 of Directive 2003/71/EC, as amended (the “Prospectus Directive”).

Application will be made to the Commission de Surveillance du Secteur Financier of the Grand Duchy of Luxembourg (the “CSSF”), as competent authority under the Prospectus Directive, to approve this Prospectus Supplement and the accompanying prospectus dated February 11, 2009 as a prospectus for the purposes of the Prospectus Directive. The CSSF assumes no responsibility as to the economic and financial soundness of the transaction or the solvency of the State of Israel.

Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to have the bonds admitted to trading on the regulated market “Bourse de Luxembourg” of the Luxembourg Stock Exchange, which is a regulated market for the purposes of the Market in Financial Instruments Directive (2004/39/EC).

See the section entitled “Risk Factors” beginning on page S-7 for a discussion of certain factors you should consider before investing in the bonds.

The bonds will be designated Collective Action Securities and, as such, will contain provisions regarding meetings of holders, acceleration of the bonds in an event of default and future modifications to the terms of the bonds that differ from those applicable to much of Israel’s outstanding public external indebtedness. Under these provisions, which are described in the sections entitled “Debt Securities — Default” beginning on page 6 of the accompanying prospectus and “Collective Action Securities” beginning on page 9 of the accompanying prospectus, Israel may amend the payment provisions of the bonds, including the principal amount and interest rate, and take certain other actions, in each case with the consent of the holders of 75% of the aggregate principal amount of the outstanding bonds.

	Per Bond	Total
Public Offering Price	99.036%	$1,485,540,000
Underwriting discounts and commissions	0.125%	$1,875,000
Proceeds to the State of Israel (before expenses)	98.911%	$1,483,665,000

The public offering price set forth above does not include accrued interest, if any. Interest on the bonds will accrue from January 30, 2012 and must be paid by the purchaser if the bonds are delivered after January 30, 2012.

        Neither the Securities and Exchange Commission (the “SEC”) nor any regulatory body in the United States has approved or disapproved of these securities or passed upon the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The bonds are expected to be delivered on or about January 30, 2012 (the “issue date”) in book-entry form only to purchasers through The Depository Trust Company, Clearstream Banking, Luxembourg, société anonyme, and the Euroclear System.

Joint Book-Running Managers

Barclays Capital	Goldman, Sachs & Co.	UBS Investment Bank

Co-Managers

Citi	Deutsche Bank Securities

Prospectus Supplement dated January 23, 2012

We expect that delivery of the bonds will be made against payment thereof on or about the closing date specified in this prospectus supplement, which will be the fifth business day following the date of pricing of the bonds (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of pricing or the next four succeeding business days will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade bonds on the date of pricing or the next four succeeding business days should consult their own advisor.

NIS EXCHANGE RATES

On January 20, 2012, the Bank of Israel foreign exchange rate for U.S. dollars was 3.783 New Israeli Shekels, or NIS, per U.S. dollar. References to dollar, “US$” or “$” in this prospectus supplement are to U.S. dollars and references to “NIS” or “shekel” are to New Israeli Shekels. For a discussion of the convertibility of the NIS, see “Currency Protocol” and “Balance of Payments and Foreign Trade — Foreign Exchange Controls and International Reserves” in Exhibit D to Israel’s Annual Report on Form 18-K for the fiscal year ended December 31, 2010, as amended.

FISCAL YEAR

The fiscal year of the Government of Israel (the “Government”) ends December 31. The twelve-month period which ended on December 31, 2010 is referred to herein as “2010”, and other years are referred to in a similar manner.

OFFICIAL STATEMENTS

Information included in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, relating to the bonds that is identified as being derived from a publication of Israel or one of its agencies or instrumentalities or the Bank of Israel is included on the authority of that publication as a public official document of Israel or the Bank of Israel. All other information in this prospectus supplement, the accompanying prospectus and in the registration statement, other than the information included under the caption “Underwriting”, is included as a public official statement made on the authority of the Director General of the Ministry of Finance of Israel, in his official capacity.

ABOUT THIS PROSPECTUS SUPPLEMENT

Israel accepts responsibility for the contents of this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference. Israel further declares that, having taken all reasonable care to ensure that such is the case, the information contained in this prospectus supplement and the accompanying prospectus is, to the best of its knowledge, in accordance with the facts and contains no omission likely to affect its import.

A Description of the State of Israel is contained in Exhibit D to the Annual Report of the State of Israel on Form 18-K for the fiscal year ended December 31, 2010, as amended. Such Annual Report on Form 18-K for the year ended December 31, 2010 (including its exhibits), as amended, is incorporated by reference in this prospectus supplement. There have been no material adverse changes that would affect the information about the State of Israel included in the Description of the State of Israel contained in such Exhibit D.

Prospective investors should rely on the information provided in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to make any representation or give any information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Any such representation or information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus must not be relied upon as having been authorized by Israel or the underwriters. Please see “Incorporation by Reference” and “Listing, Admission to Trading and General Information — Where You Can Find More Information” for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Israel is not offering to sell or soliciting offers to buy any securities other than the bonds offered under this prospectus supplement, nor is Israel offering to sell or soliciting offers to buy the bonds in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information Israel has previously filed with the SEC, and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Israel’s economic, fiscal or political circumstances may have changed since such dates.

The bonds described in this prospectus supplement are debt securities of Israel being offered under a registration statement filed with the SEC under the U.S. Securities Act of 1933, as amended. The accompanying prospectus is part of that registration statement. The accompanying prospectus provides you with a general description of the securities that Israel may offer, and this prospectus supplement contains specific information about the terms of this offering and the bonds. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” and “Listing, Admission to Trading and General Information — Where You Can Find More Information” for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus. Those documents (such as Israel’s Annual Report on Form 18-K for 2010, as amended), contain information regarding Israel, the bonds and other matters. The registration statement, any post-effective amendments thereto, the various exhibits thereto, and the documents incorporated therein by reference, contain additional information about Israel and the bonds. Certain terms used but not defined in this prospectus supplement are defined in the accompanying prospectus.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the bonds in certain jurisdictions may be restricted by law. Persons who receive copies of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any of those restrictions. See “Underwriting” in this prospectus supplement.

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, may be used only for the purposes for which they have been produced in connection with the offering of the bonds. Any use of this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, other than in connection with the offering of the bonds, is unauthorized.

FORWARD-LOOKING STATEMENTS

Israel has made forward-looking statements in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference. Statements that are not historical facts are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “continue”, “could”, “should”, “would” or similar terminology. Any forward-looking statements in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, are based on Israel’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Israel undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. Israel cautions you that many factors could affect the future performance of the Israeli economy. These factors include, but are not limited to:

•	External factors, such as:

•	interest rates in financial markets outside Israel;

•	the impact of changes in the credit rating of Israel;

•	the security situation;

•	the economic growth and stability of Israel’s major trading partners, including the United States and the European Union;

•	the global high-tech market; and

•	regional economic and political conditions.

•	Internal factors, such as:

•	general economic and business conditions in Israel;

•	present and future exchange rates of the Israeli currency;

•	foreign currency reserves;

•	the level of domestic debt;

•	domestic inflation;

•	the level of budget deficit;

•	the level of foreign direct and portfolio investment; and

•	the level of Israeli domestic interest rates.

SUMMARY OF THE OFFERING

The following summary should be read as an introduction to this prospectus supplement and is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. You should base any decision to invest in the bonds on consideration of this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, as a whole.

Issuer	State of Israel.

Title of Security	4.00% bonds due June 30, 2022.

Aggregate Principal Amount	US$1,500,000,000.

Maturity Date	June 30, 2022.

Interest Rate	4.00% per annum.

Interest Payment Dates	June 30 and December 30 of each year, starting June 30, 2012.

Price to Public	99.036% of the principal amount.

Form	Israel will issue the bonds in the form of one or more book-entry securities in fully registered form, without coupons. Israel will not issue the bonds in bearer form.

Denominations	Israel will issue the bonds in denominations of US$200,000 and integral multiples of US$1,000 above that amount.

Payment of Principal and Interest	Principal and interest on the bonds will be payable in U.S. dollars or other legal tender, coin or currency of the United States of America.

Status	The bonds will rank equal in right of payment with all of Israel’s existing and future unsecured and unsubordinated external indebtedness.

Redemption; Sinking Fund	The bonds will not be redeemable prior to maturity and are not entitled to the benefit of any sinking fund.

Default	The bonds will contain events of default, the occurrence of which may result in the acceleration of Israel’s obligations under the bonds prior to maturity upon notice by holders of at least 25% of the aggregate principal amount of the outstanding bonds. See “Debt Securities — Default” and “Collective Action Securities — Acceleration of Maturity” in the accompanying prospectus.

Risk Factors	There are certain risks relating to the issue of the bonds, which investors should ensure they fully understand. See “Risk Factors”.

Collective Action Clauses

The bonds will be designated Collective Action Securities and, as such, will contain provisions regarding meetings of holders, acceleration of the bonds in an event of default and future modifications to the terms of the bonds that differ from those applicable to much of Israel’s outstanding public external indebtedness. Under these provisions, which are described in the sections entitled “Debt Securities — Default” and “Collective Action Securities” in the accompanying prospectus, Israel may amend the payment provisions of the bonds (including their principal amount, interest rate, currency of payment and payment dates) and take certain other actions, in each case with the consent of the holders of 75% of the aggregate principal amount of the outstanding bonds. Certain of these actions may be taxable events requiring holders to recognize gain or loss for U.S. federal income tax purposes. See “Taxation — United States” in this prospectus supplement.

Listing and Listing Agent	Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange. It is expected that the Luxembourg listing agent will be Dexia Banque Internationale à Luxembourg, société anonyme.

Fiscal Agent	The bonds will be issued pursuant to a fiscal agency agreement, dated as of March 13, 2000, as amended by Amendment No. 1 to Fiscal Agency Agreement dated as of February 24, 2004, between Israel and Citibank, N.A., as fiscal agent, paying agent, transfer agent and registrar.

Taxation	For a discussion of the Israeli and United States tax consequences associated with the bonds, see “Taxation” in this prospectus supplement and “Debt Securities — Taxation by Israel; Additional Amounts” in the accompanying prospectus. Investors should consult their own tax advisors in determining the foreign, United States federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the bonds.

Further Issues	From time to time, without the consent of holders of the bonds, and subject to the required approvals under Israeli law, Israel may create and issue additional debt securities with the same terms and conditions as those of the bonds (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities, for purposes of U.S. federal income taxation (a) are treated as having the same tax characteristics as the bonds, and (b) do not have a greater amount of original issue discount than the bonds have as of the date of issuance of such additional debt securities. See “Collective Action Securities — Further Issues of Debt Securities of a Series” in the accompanying prospectus.

Governing Law	The bonds will be governed by the laws of the State of New York, except with respect to the authorization and execution of the bonds, which will be governed by the laws of the State of Israel.

Where a claim relating to the information contained in this prospectus supplement or the accompanying prospectus is brought before a court, the plaintiff investor might, under the national legislation of the place of jurisdiction, have to bear the costs of translating this prospectus supplement and the accompanying prospectus before the legal proceedings are initiated.

RISK FACTORS

You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein carefully. Words and expressions defined elsewhere in this prospectus supplement, and the accompanying prospectus have the same meaning in this section. Investing in the bonds involves certain risks. Factors which are material for assessing the market risks associated with the bonds are described below. You should consult with your financial, tax, legal, accounting and other advisors, prior to deciding whether to make an investment in the bonds.

Risks related to the bonds

The bonds may not be a suitable investment for all investors.

You must determine the suitability of investment in the bonds in the light of your own circumstances. In particular, you should:

(i)	have sufficient knowledge and experience to make a meaningful evaluation of the bonds and the merits and risks of investing in the bonds;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of your particular financial situation, an investment in the bonds and the impact the bonds will have on your overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in the bonds, including where the currency for principal or interest payments is different from your currency;

(iv)	understand thoroughly the terms of the bonds and be familiar with the behavior of any relevant indices and financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial advisor) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

There is no assurance that an active secondary market for the bonds will develop.

The bonds are new securities for which there currently is no public market. There can be no assurance that an active trading market for the bonds will develop, or, if one does develop, that it will be maintained. If an active trading market for the bonds does not develop or is not maintained, the market or trading price and liquidity of the bonds may be adversely affected. If the bonds are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, recommendations from securities analysts, general economic conditions and the financial condition of the State of Israel. Although an application will be made to list and trade the bonds on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange, there is no assurance that such application will be accepted or that an active trading market will develop.

The bonds contain provisions that permit Israel to amend the payment terms without the consent of all holders.

The bonds contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses”. Under these provisions, certain key provisions of the bonds may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding bonds. See “Debt Securities — Default” and “Collective Action Securities” in the accompanying prospectus.

There can be no assurance that the laws of the State of New York in effect as of the date of this prospectus will not be modified.

The conditions of the bonds are based on the laws of the State of New York in effect as of the date of this prospectus supplement. No assurance can be given as to the impact of any possible judicial decision or change to New York law or administrative practice after the date of this prospectus supplement.

Legal investment considerations may restrict certain investments.

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. You should consult your legal advisors to determine whether and to what extent (i) the bonds are legal investments for you, (ii) the bonds can be used as collateral for various types of borrowing and (iii) other restrictions apply to your purchase or pledge of any bonds. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of the bonds under any applicable risk-based capital or similar rules.

The trading market for debt securities may be volatile and may be adversely impacted by many events.

The market for the bonds issued by the State of Israel is influenced by economic and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and Europe and other industrialized countries. There can be no assurance that events in Israel, the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the bonds or that economic and market conditions will not have any other adverse effect.

Investors in the bonds may be subject to interest rate risks.

Investment in fixed rate bonds involves the risk that subsequent changes in market interest rates may adversely affect the value of the fixed rate bonds.

The bonds are unsecured.

The bonds constitute unsecured obligations of the State of Israel.

Risks related to the State of Israel and the geopolitical and economic environment

There can be no assurance that Israel’s credit rating will not change.

Long-term debt of the State of Israel is currently rated ‘A+’ by Standard and Poor’s, ‘A’ by Fitch Ratings and ‘A1’ by Moody’s. A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in an applicable credit rating could adversely affect the trading price for the bonds and has the potential to affect Israel’s cost of funds in the international capital markets and the liquidity of and demand for Israel’s debt securities.

Israel’s political, economic and military environment may continue to be volatile.

Israel has from time to time experienced political volatility and has been subject to ongoing security concerns. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. Political instability in the Middle East has increased since the terrorist attacks of September 11, 2001, the U.S. intervention in Iraq and news of Iran’s reported nuclear program. Since 2005, when Israel withdrew from the Gaza strip, terrorist violence in Israel has increased. If the level of instability and violence increases in the future, Israel’s capital markets, the level of tourism in Israel and foreign investment in Israel, among other things, may suffer. The conflicts with the Hamas-led Palestinian Authority and with the Hezbollah in Lebanon may worsen and potentially affect Israel’s economic condition. In addition, political volatility may affect the stability of the Israeli economy.

Since January 2011, there have been varying degrees of political instability and public protests within Middle Eastern countries including (without limitation) Bahrain, Egypt, Libya, Syria, Tunisia and Yemen. Although such instances of instability in the Middle East have not so far materially affected Israel’s financial or political situation as of the date of this prospectus supplement, there can be no assurance that such instability in the Middle East will not escalate in the future, that such instability will not spread to additional countries in the Middle East or that governments in the Middle East will be successful in maintaining domestic order and stability, or that Israel’s financial or political situation will not thereby be affected.

Israel is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Israel is a sovereign state. Although Israel has waived its sovereign immunity in respect of the bonds, except for its sovereign immunity in connection with any actions arising out of or based on United States federal or state securities laws, enforcement in the event of a default may nevertheless be impracticable by virtue of legal, commercial, political or other considerations.

Because Israel has not waived its sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Israel based on such laws unless a court were to determine that Israel is not entitled under the United States Foreign Sovereign Immunities Act of 1976, as amended, to sovereign immunity with respect to such actions.

The current global financial crisis and continued economic disruption may have an adverse effect on Israel’s economy.

Israel’s economy is affected by global economic conditions, including regional and international rates of economic growth. Recent downturns in the global economy have led to increased market volatility, decreased consumer confidence and a widespread reduction of business activity generally. The potential impact of such global economic pressure on Israel and Israeli securities is uncertain. Although Israel’s economy has shown moderate rates of growth throughout the recent global financial crisis, there can be no assurance that Israel’s economy will continue to grow in a prolonged negative global economic climate. Moreover, a worsening of global economic conditions would likely exacerbate any potential adverse effects these difficult economic conditions may have on Israel’s economy and may ultimately have a negative impact on Israel’s financial condition and credit. In particular, the global financial crisis may have adverse effects on Israel, including with respect to: (i) losses by, or reduced income of, the industries associated with tourism within Israel and export-oriented goods and services; and (ii) a general slowdown in economic activity in Israel, which may impact Israeli banks’ assets and profitability and which would in turn impact their ability to finance Israeli companies.

The global financial crisis has contributed to the failures of financial institutions in the United States and Europe and unprecedented action by governmental authorities, with some European Union members experiencing difficulties with refinancing their debt obligations and maintaining liquidity with respect to their public finances. As a result, there is significant price volatility in the secondary market for sovereign debt, which could lead to a decline in the recoverability and value of the market price of the bonds. In addition, if there is a significant decline in the economic growth of any of Israel’s major trading partners, including the United States and the European Union and its members, or any euro area member experiences difficulties issuing securities in the sovereign debt market or servicing existing debt, it could have a material adverse impact on Israel’s balance of trade and adversely affect Israel’s financial condition, including the value of the bonds.

The successful development of Israel’s natural gas reserves involves certain risks that may make expected natural gas production levels unobtainable.

There are numerous uncertainties associated with estimating quantities of natural gas reserves and projecting future rates of production and the level of revenue Israel will recover from its natural gas fields. These items are, in part, dependent on the reliability of seismic measurement technologies, the future international market for natural gas and other energy substitutes, as well as future development and operating costs, all of which may in fact vary considerably from Israel’s current assumptions concerning royalties and tax revenues. Moreover, certain of Israel’s neighboring countries have asserted mineral rights with respect to certain natural gas reserves to which Israel currently lays claim. Any failure to meet expected natural gas production targets on the forecasted timelines, or at all, could have a negative impact on Israel’s progress towards energy independence or the revenues that will be received by the State of Israel.

INCORPORATION BY REFERENCE

Israel has filed its Annual Report for 2010 on Form 18-K with the SEC. The Annual Report of Israel for 2010 on Form 18-K and its exhibits, as amended, and any further amendment to that Annual Report on Form 18-K and its exhibits that Israel files with the SEC after the date of this prospectus supplement but before the end of the offering of the bonds, are considered part of and incorporated by reference in this prospectus supplement. All of these documents have been filed with the SEC and are available to the public over the internet at the SEC’s web site at www.sec.gov. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain a copy of all such documents, free of charge, at the offices of the fiscal agent in New York City or the listing agent in Luxembourg or at the office listed in the accompanying prospectus under the heading “Where You Can Find More Information About the State of Israel”.

For the purposes of the review of this prospectus supplement and the accompanying prospectus by the CSSF pursuant to the Prospectus Directive: (i) except as expressly stated in this prospectus supplement, the documents incorporated by reference in the accompanying prospectus are not deemed to be incorporated by reference and do not form part of this prospectus supplement and the accompanying prospectus reviewed by the CSSF, and (ii) Exhibit C to the Annual Report of Israel for 2010 on Form 18-K is not deemed to be incorporated by reference and does not form part of this prospectus supplement and the accompanying prospectus reviewed by the CSSF.

USE OF PROCEEDS

Israel will use the net proceeds from the sale of the bonds offered hereby, estimated to be US$1,483,390,000 after deducting underwriting discounts and commissions and offering expenses payable by Israel, for the general purposes of the State.

RECENT DEVELOPMENTS

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing in the Description of the State of Israel contained in Exhibit D to the Annual Report of the State of Israel on Form 18-K for the fiscal year ended December 31, 2010 (including its exhibits), as amended. Totals in certain tables in this section may differ from the sum of the individual items in such tables due to rounding. Unless otherwise specified, amounts in NIS or US$ are given in current prices without adjustment for inflation. Figures in this section are as of January 16, 2011, except as otherwise indicated.

Economic Developments

According to preliminary estimates, the Israeli economy grew at a healthy pace in 2011, following a similar growth rate in 2010. Real gross domestic product (“GDP”) is expected to grow, according to Ministry of Finance estimates, at an average rate of 4.8% in 2011, the same rate of growth as 2010. GDP increased at an annual rate of 3.6% in the third quarter of 2011, compared to 3.8% in the second quarter of 2011 and 4.9% in the first quarter of 2011, while the business sector product (calculated as GDP less general government services, services of private non-profit institutions and housing services (representing the imputed value of the use of owner-occupied residential property)) increased at an annual rate of 4.9% in the third quarter of 2011, compared to 3.0% in the second quarter of 2011 and 5.2% in the first quarter of 2011. The slight slowdown in GDP growth during the second and third quarters of 2011 was primarily due to global economic developments, which led to an increase in uncertainty. Developments impacting Israel’s recent economic trends include the European debt crisis, general volatility in global financial markets and the negative growth outlook for many European Union member states. These global issues are compounded by regional and domestic issues including social protests in Israel and continued geopolitical instability in the Middle East and North Africa region.

Economic indicators signal the end of a rapid recovery in Israel and a transition to stable rates of growth, in line with long-term growth potential. Such indicators include the narrowing of the output gap and a slowdown in the rate of growth. However, the rate of unemployment has dropped to historically low levels. Due in part to the reduction in global demand for Israeli exports and the appreciation of the shekel, since the second quarter of 2011 the growth rate of exports of goods has declined, growth in private consumption has slowed, consumer confidence has weakened, and the accelerated upward trend in investment observed in 2010 and the beginning of 2011 has continued, albeit at a slower pace. In addition, private sector sentiment weakened during the third quarter of 2011, signaling a slowdown in economic activity.

There have been divergent results in industries across the Israeli economy during the second and third quarter of 2011. There was a broad stabilization in the manufacturing sector with a slowdown in export-oriented industries in that sector. However, during the fourth quarter of 2011 industrial production and exports have shown signs of recovery. There was a momentum slowdown in the construction industry coupled with a decline in apartment sales in third quarter of 2011. A number of policy measures by the central government have been adopted to increase the ease of home purchasing and renting, in part in reaction to social protests calling for, among other things, increased access to affordable housing. These policy responses include, but are not limited to, structural reform in the Israel Land Authority, a temporary reduction in tax rates applicable to land and apartment improvements, and incentives for construction firms to shorten the period to completion of housing construction projects. Measures of the labor market continue to indicate positive trends. The rate of unemployment stood at 5.6% in the third quarter of 2011, close to its lowest level in recent decades, including pre-financial crisis levels in 2008. Moreover, the historically low unemployment rates were accompanied by an increase in the labor force participation rate. Since the third quarter of 2010, employment rose by 2.4%, reflecting a significant increase in both the private and the public sector. The historically low rate of unemployment and the slowing rate of employment participation expansion are indicators that the economy is approaching full employment. Despite the high participation rate and low unemployment rate, there are still relatively few signs of pressure to increase wages. This is in part a result of the entry of a large number of workers into low-paying jobs and part-time positions.

Reduced global demand and the appreciation of the shekel in the first half of 2011 caused a slowdown in the growth rate of exports of goods, particularly in the high-tech industry. In the period from January through

December 2011 as compared to the same period of 2010, annualized amounts of exports to Europe increased by 19.7% while exports to the U.S. decreased by 2.4% and exports to other regions including Asia increased by 13.7%. Imports of goods continue to rise in all categories, including consumption goods, raw materials and investment goods. The deficit in the current account grew during each of the first two quarters of 2011. However, in the third quarter of 2011 the current account was positive at 0.9% of GDP.

Tax revenues grew in the first quarter of 2011, and subsequently declined during the rest of the year. The tax revenues for 2011 are below the budget forecast by 1.0%. The preliminary estimate for the 2011 budget deficit is 3.3% of GDP. The higher than forecasted deficit is due to receipt of lower than expected tax revenues while overall expenditures did not exceed the budget forecast. In the year 2012 the deficit is expected to exceed the ceiling target of 2% due to a shortfall in tax revenue. According to a preliminary estimate of the Ministry of Finance, the deficit in 2012 is expected to be 3.4% of GDP.

Prices have risen at a more moderate rate than previous years, with a slower increase in the price of owner-occupied dwellings (which is not included in the CPI). Inflation during the twelve months from December 2010 to December 2011 was 2.2%, which is well within the Government inflation target range of 1% to 3%. The Bank of Israel raised the key interest rate by 0.25 percentage points, to 3.25% in May 2011, but lowered it back to 3.0% in October 2011 and to 2.75% as of November 28, 2011 due to the weakening in the global economy and the expectation of reduced inflation. On January 23, 2012, the Bank of Israel further lowered the key interest rate for February by 0.25 percentage points to 2.5%. As in most financial markets, the prices of financial assets fell sharply in the second half of 2011. The recent improvement in the global stock markets is also evident in Israel. The shekel was stronger against the dollar for the second quarter of 2011 as compared to the first quarter of 2011. During the second half of 2011 the shekel depreciated in value and the Bank of Israel intervened less frequently in the foreign exchange market than during prior periods. The shekel’s depreciation during the second half of 2011 was partly due to macroeconomic policy with respect to short term foreign capital inflows.

Nevertheless, the Bank of Israel’s cumulative intervention in the foreign exchange market since 2008 has led to an increase in foreign exchange reserves to a level of $74.9 billion as of the end of 2011.

The global economic crisis caused a slowdown in growth around the world and especially in Europe, leading to a reduction in the expected rate of growth of global trade. The European debt crisis and the downgrade of the U.S. credit rating in August 2011 also contributed to volatility and uncertainty in financial markets. Consequently, the International Monetary Fund (the “IMF”) revised downward its forecasts for global growth in its September 2011 World Economic Outlook from the levels it had forecast in June 2011. In November 2011, the Organisation for Economic Co-operation and Development (the “OECD”) revised downward its estimate of the growth prospects of the world economy for 2012. Further deterioration in the global economy is expected to have an adverse effect on the Israeli economy, particularly on exports. Nevertheless, as a result of continued economic growth, continued reduction in government debt and responsible macroeconomic policy, Israel has weathered the global economic crisis well. In September 2011, Standard & Poor’s raised Israel’s foreign currency credit rating from A/Stable/A-1 to A+/Stable/A-1. During 2011, there was no change in the ratings from Moody’s Investor Services and Fitch Ratings.

Political Situation

The geopolitical situation in the Middle East and North Africa region has changed dramatically in the past year. In Bahrain, Libya, Egypt, Iran, Tunisia, Yemen and Syria, revolutionary activity and civil disobedience, termed the “Arab Spring”, has ousted long-standing leadership in several of the aforementioned countries and created turbulent political situations in others. The delicate relations between Israel and its neighbors have become even more fragile with the change in regimes. Since the signing of the peace treaty between Egypt and Israel in 1979, peace with Egypt has been an important element of Israel’s national security. It is not clear whether the regime change in Egypt and continued domestic Egyptian turmoil will threaten that status quo. Similarly, the outcome of the recent turmoil in Syria, and the continuing Iranian hostility towards Israel, is uncertain. While such instances of instability in the Middle East and North Africa region have not so far materially affected Israel’s financial or political situation, there can be no assurance that such instability in the region will not escalate in the future, that such instability will not spread to additional countries in the Middle

East and North Africa region, that governments in the Middle East and North Africa region will be successful in maintaining domestic order and stability, or that Israel’s financial or political situation will not thereby be affected.

On September 23, 2011 the Palestinian Authority filed an application for membership with the United Nations, in a bid to receive recognition as a state. As of November 1, 2011 the Palestinian Authority has only gained full membership to UNESCO, and the UN Security Council has not voted on recommending the Palestinian membership application to the General Assembly.

Small protests began in June 2011 over the price of the Israeli staple food items such as cottage cheese as well as doctors’ wages, leading to a doctors’ strike. The protests quickly grew into large scale protests over housing, food costs, government services and the cost of living for the middle class. These large-scale protests enjoyed widespread social backing and culminated in the largest demonstration in the country’s history, with over 400,000 participants. Protest marches in Tel Aviv were followed by the creation of a tent encampment along the popular Rothschild Boulevard, a trend that spread to other cities in Israel. In response, the Government appointed the Trajtenberg Committee to propose measures to improve quality of life and to address the protestors’ grievances. In October 2011, the Government approved some of the Trajtenberg Committee’s recommendations, including regulatory reforms and budgetary re-prioritization. The Trajtenberg Committee’s recommendations are consistent with the Government’s goal of maintaining fiscally prudent policies, as spending increases are offset by additional revenue-raising measures. The protests have significantly diminished in the months following the approval of the Trajtenberg Committee’s recommendations. In November 2011, Israeli labor unions threatened and executed a short strike over the Government’s use of temporary contract employees. In addition, in January 2012, municipal employees went on strike over potential reductions in property taxes and funding available for municipal governments. Both strikes were ended in less than 24 hours.

Fiscal and Monetary Policy

In May 2011, the Bank of Israel raised its interest rate by 0.25 percentage points to 3.25%. The interest rate remained constant at 3.25% until October 2011 when it was lowered by 0.25 percentage points to 3.0%. The interest rate was further lowered by 0.25 percentage points to 2.75% on November 28, 2011. The Bank of Israel’s monetary policy in the second half of 2011 was primarily a reaction to the volatility in capital markets worldwide, weakening global demand, fear of contagion of the European debt crisis, falling inflation in Israel, and forecasted weakening in Israeli domestic growth. The recent geopolitical instability in the Middle East and North Africa region also contributed to the perception of volatility.

The Bank of Israel and the Ministry of Finance took a number of steps to reduce short-term investments by foreign investors, including, starting January 2011, requiring banking corporations in Israel to meet a 10% reserve requirement for foreign exchange swap transactions and shekel-based forward contracts entered into by non-residents. In addition, the Ministry of Finance cancelled a tax exemption previously granted to foreign investors on capital gains from “Makam” (non-indexed zero-coupon securities of up to one-year maturity issued by the Bank of Israel) and short-term government bonds. To improve its ability to analyze transactions in the foreign exchange market and to increase transparency and investor confidence, the Bank of Israel imposed reporting obligations on Israeli residents and non-residents undertaking transactions in foreign exchange swaps and forwards exceeding $10 million per day, and non-residents undertaking transactions in Makam and short-term government bonds exceeding NIS10 million per day.

Balance of Payments and Foreign Trade

Due to weakened global demand for Israeli exports and the appreciation of the shekel, exports decreased in the third quarter of 2011 by 4.5% (in annual terms, compared with the second quarter of 2011). During the first three quarters of 2011 compared to the same period of 2010, exports increased by 7.7% in constant shekel terms. This growth of exports of goods was supported by a steep increase in exports of chemicals and mining as well as several other industries. However, the exports of textile, medical equipment and wood products have recently declined. The continued growth in exports of goods to Asia, which constituted 18% of total exports in third quarter of 2011, continues to offset the decline in exports of goods to the U.S. Israel’s trade partner diversification has ameliorated the effect of weakened demand from its largest trading partner. The trade deficit in 2011 (including energy) increased to approximately $16.9 billion. Export of goods decreased during the fourth quarter of 2011 by 1.3% while import of goods declined by 3.9%, such that the trade gap improved by 10.2%.

Capital Markets

The U.S. fiscal crisis and subsequent downgrading of U.S. credit by Standard & Poor’s, the European sovereign debt crisis and the overall weakening in global growth have affected Israel. During 2011, share prices on the Tel Aviv Stock Exchange (“TASE”) fell sharply. The Tel Aviv 100 Index, a main indicator of performance of the 100 companies with the highest market capitalization listed on the TASE, fell by approximately 18.7% from April to November 2011; the value of the public portfolio of financial assets (a weighted average of the public’s holdings of financial assets and deposits, in Israel and abroad) dropped by approximately 1.9% during this period. Large redemptions, primarily in provident funds caused these funds to record a net outflow of assets under management of NIS 417.67 million in the third quarter of 2011. However, during October 2011 there was a positive inflow of NIS 58 million. There was also a decline in the number of public offerings on the TASE during 2011.

Loan Guarantee Program

In 1992, the United States approved up to $10 billion of loan guarantees during U.S. fiscal years 1993 through 1998 to help Israel absorb the influx of immigrants over this period. In April 2003, the United States approved up to $9 billion in loan guarantees for the State of Israel to be issued during U.S. government fiscal years 2003 through 2005, with an option to extend the program by an additional year. In 2005, the United States approved Israel’s request to extend the program for two more years, and in 2006, the program was again extended through U.S. fiscal year 2011 (with an option for an additional year in 2012). The amount of guarantees that may be issued to Israel under the loan guarantee program may be reduced by an amount equal to the amount extended or estimated to have been extended by Israel for activities that the President of the United States determines are inconsistent with the objectives and understandings reached between the United States and Israel regarding the implementation of the loan guarantee program. Under the program, the United States issues guarantees with respect to all payments of principal and interest on certain bonds issued by Israel. The proceeds of the guaranteed loans may be used to refinance existing debt.

Under the loan guarantee program, between September 2003 and November 2004, Israel issued guaranteed notes totaling $4.1 billion face value. Israel has not issued any notes under the loan guarantee program since November 2004, and up to $3.8 billion of U.S. loan guarantees (subject to the reductions described above) remains available. The loan guarantee program expired on September 30, 2011; however, Israel may use any unused guarantee authority until September 30, 2012, under the option to extend for an additional year granted as part of the 2006 extension.

Principal and interest payments with respect to the bonds offered hereby will not be guaranteed under the loan guarantee program.

Selected Economic Indicators

(in billions of NIS unless noted)

Main Indicators	2007	2008	2009	2010	2011[1]
GDP (at constant 2005 prices, NIS)	669.7	696.7	702.5	736.6	771.6
Real GDP Growth	5.5%	4.0%	0.8%	4.8%	4.8%
GDP per capita (at constant 2005 prices, in NIS)	92,781	94,777	93,897	96,642	99,489
GDP per capita, percentage change	3.6%	2.2%	-0.9%	2.9%	2.9%
Inflation (change in CPI- annual average)	0.5%	4.6%	3.3%	2.7%	3.5%
Industrial production	4.4%	7.4%	-6.0%	7.8%	1.6%
Business sector product (at constant 2005 prices)	498.0	520.4	522.7	552.9	582.3
GDP (at current prices)	686.5	723.6	766.3	813.0	865.1
Permanent average population (thousands)	7,218	7,351	7,482	7,621	7,759	[2]
Unemployment rate	7.3%	6.1%	7.6%	6.6%	5.6%	[3]
Foreign Direct Investment (net inflows, in billions of dollars)	8.8	10.9	4.4	5.2	8.1	[4]
Trade Data
Exports (f.o.b) of goods and services (NIS, at constant 2005 prices)	296.0	315.7	278.0	315.7	332.6
Imports (f.o.b) of goods and services (NIS, at constant 2005 prices)	298.5	305.2	262.6	296.1	322
Government Debt
Total Gross Government Debt (at end-of-year current prices)	524	546.7	596.4	608.2	635	[5]
Total Gross Government debt as percentage of GDP	75.9%	75.4%	77.6%	75.0%
External Debt
External Debt Liabilities (in millions of dollars)	90,849	88,365	93,266	105,988	108,951
Net External Debt (in millions of dollars)	-40,490	-40,639	-53,790	-55,015	-58,664

Sources: Ministry of Finance – State of Israel, Bank of Israel, Tel Aviv Stock Exchange

1 Unless otherwise specified, all 2011 figures are from Research and Development Forecast, December 2011

2 Central Bureau of Statistics, Q3 Report

3 Third quarter figure, Central Bureau of Statistics, Q3 Report

4 First three quarters of 2011 annualized, Central Bureau of Statistics, Q3 Report

5 Risk Management Dep. Debt Unit, Ministry of Finance

DESCRIPTION OF THE BONDS

Israel will issue the bonds under the fiscal agency agreement, dated as of March 13, 2000, as amended by Amendment No. 1 to Fiscal Agency Agreement dated as of February 24, 2004, between Israel and Citibank, N.A., as fiscal agent.

This section of this prospectus supplement is a summary of the material provisions of the bonds and the fiscal agency agreement. Because it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the bonds. Therefore, Israel urges you to read the fiscal agency agreement and the form of bond in making your decision on whether to invest in the bonds. Israel has filed copies of these documents with the SEC, and all of these documents are available over the internet at the SEC’s web site at www.sec.gov or may be inspected at the office of the SEC. Copies of the fiscal agency agreement, including the form of bonds, may be inspected during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the office of the SEC listed in the accompanying prospectus under the heading “Where You Can Find More Information About the State of Israel” and at the offices of the fiscal agent in New York City and the listing agent in Luxembourg.

Any capitalized terms that are defined in the accompanying prospectus have the same meanings in this section unless a different definition appears in this section. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus, the information in this section controls.

General Terms of the Bonds

The bonds will:

•	be issued in an aggregate principal amount of US$1,500,000,000;

•	be issued as a series under a fiscal agency agreement, as amended, between Israel and Citibank, N.A., as fiscal agent;

•	mature on June 30, 2022, at par;

•	will be designated Collective Action Securities as described in the accompanying prospectus;

•

bear interest at 4.00% from January 30, 2012, or from the most recent interest payment date on which interest has been paid, calculated on the basis of a 360-day year consisting of twelve 30-day months;

•

pay interest-semi-annually in arrears in equal installments on June 30 and December 30 of each year, starting on June 30, 2012, to be paid to the person in whose name the global bond is registered at the close of business on the preceding June 15 or December 15;

•	will have a yield of 4.115% based upon market conditions at the time of pricing;

•	be issued in fully registered form, without coupons, in denominations of US$200,000 and integral multiples of US$1,000 above that amount;

•

be direct, unconditional and general obligations of Israel and will rank equal in right of payment with all of Israel’s payment obligations relating to its existing and future unsecured and unsubordinated external indebtedness;

•

be recorded on, and transferred through, the records maintained by the Depository Trust Company (“DTC”) and its direct and indirect participants, including the Euroclear System (“Euroclear”) and Clearstream Banking, Luxembourg, société anonyme (“Clearstream Banking Luxembourg”);

•

not be available in definitive form except under certain limited circumstances (see “— Certificated Bonds” below for a description of those circumstances when bonds in definitive form (certificated bonds) will be available); and

•	not be redeemable prior to maturity or subject to any sinking fund.

Fiscal Agent and Listing Agent

The bonds will be issued pursuant to the fiscal agency agreement dated March 13, 2000, as amended by Amendment No. 1 to Fiscal Agency Agreement dated as of February 24, 2004, between Israel and Citibank, N.A., as fiscal agent. The fiscal agency agreement will govern the duties of the fiscal agent. The fiscal agent is an agent of Israel, not a trustee for the holders of the bonds and, unlike a trustee, does not have the responsibility or duty to act for the holders of the bonds. You may obtain a copy of the fiscal agency agreement and the form of bonds included therein, free of charge, at the office of the listing agent in Luxembourg and at the office listed in the accompanying prospectus under the heading “Where You Can Find More Information About the State of Israel”.

In addition, so long as the bonds are listed on the official list of the Luxembourg Stock Exchange and the rules of such exchange so require, Israel will maintain a listing agent in Luxembourg. Israel has initially appointed Dexia Banque Internationale a Luxembourg, société anonyme (“Dexia”) to serve as its listing agent in Luxembourg.

Israel may at any time appoint a new fiscal agent. Israel will promptly provide notice (as described under “— Notices”) of the termination or appointment of, or of any change in the office of, the fiscal agent or the listing, paying or transfer agent.

Israel may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent and the listing agent.

Interest

If an interest payment date is not a Business Day at the relevant place of payment, payment of interest will be made on the next day that is a Business Day at that place of payment. “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment.

Interest on the bonds will be computed on the basis of a 360-day year of twelve 30-day months.

Global Clearance And Settlement

Israel has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream Banking Luxembourg, but Israel takes no responsibility for the accuracy of this information. DTC, Euroclear and Clearstream Banking Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. None of Israel, the underwriters or the registrar of the bonds will be responsible for DTC’s, Euroclear’s or Clearstream Banking Luxembourg’s performance of their obligations under their rules and procedures; nor will Israel or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is a wholly-owned subsidiary of the Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

The foregoing information about DTC has been provided to Israel by DTC for informational purposes only and is not a representation, warranty or contract modification of any kind.

Euroclear and Clearstream Banking Luxembourg

Like DTC, Euroclear and Clearstream Banking Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream Banking Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking Luxembourg participants are financial institutions such as the underwriters of this offering, securities brokers and dealers, banks, trust companies and other organizations. The underwriters are participants in Euroclear or Clearstream Banking Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream Banking Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream Banking Luxembourg participants.

Ownership of Bonds Through DTC, Euroclear and Clearstream Banking Luxembourg

Israel will issue the bonds in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts.

You may hold your beneficial interests in the book-entry security through Euroclear or Clearstream Banking Luxembourg if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Banking Luxembourg will hold their participants’ beneficial interests in the book-entry security in their customers’ securities accounts with their depositaries.

These depositaries of Euroclear and Clearstream Banking Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

Israel and the fiscal agent generally will treat the registered holder of the bonds, initially Cede & Co., as the absolute owner of the bonds for all purposes. Once Israel and the fiscal agent make payments to the registered holders, Israel and the fiscal agent will no longer be liable on the bonds for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream Banking Luxembourg and their participants) to exercise any of the rights granted to the holder of the book-entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the bonds through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the bonds. Euroclear’s or Clearstream Banking Luxembourg’s ability to take actions as a holder under the bonds or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed bonds. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the bonds to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the bonds to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Transfers Within and Between DTC, Euroclear and Clearstream Banking Luxembourg

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the bonds among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer.

Trading Between Euroclear and/or Clearstream Banking Luxembourg Participants

Participants in Euroclear and Clearstream Banking Luxembourg will transfer interests in the bonds among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream Banking Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream Banking Luxembourg Purchaser

When the bonds are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream Banking Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to receive the bonds and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the bonds will be credited to the depositary’s account. After settlement has been completed, DTC will credit the bonds to Euroclear or Clearstream Banking Luxembourg, Euroclear or Clearstream Banking Luxembourg will credit the bonds, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear’s or Clearstream Banking Luxembourg’s account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream Banking Luxembourg will need to make funds available to Euroclear or Clearstream Banking Luxembourg in order to pay for the bonds by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream Banking Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream Banking Luxembourg until the bonds are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream Banking Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream Banking Luxembourg to draw on the line of credit to finance settlement for the bonds. Under this procedure, Euroclear or Clearstream Banking Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the bonds were credited to the participant’s account. However, interest on the bonds would accrue from the value date. Therefore, in many cases the interest income on bonds which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream Banking Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the bonds can use its usual procedures for transferring bonds to the depositaries of Euroclear or Clearstream Banking Luxembourg for the benefit of Euroclear or Clearstream Banking Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream Banking Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream Banking Luxembourg participants can use their usual procedures to transfer bonds through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to credit the bonds to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream Banking Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream Banking Luxembourg participant selling the bonds has a line of credit with Euroclear or Clearstream Banking Luxembourg and elects to be in debt for the bonds until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream Banking Luxembourg and that purchases bonds from a DTC participant for credit to a Euroclear or Clearstream Banking Luxembourg accountholder should note that these trades will automatically fail on the sale side unless affirmative action is taken, including:

(a)	borrowing through Euroclear or Clearstream Banking Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream Banking Luxembourg account) in accordance with the clearing system’s customary procedures;

(b)	borrowing the bonds in the United States from a DTC participant no later than one day prior to settlement, which would give the bonds sufficient time to be reflected in the borrower’s Euroclear or Clearstream Banking Luxembourg account in order to settle the sale side of the trade; or

(c)	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream Banking Luxembourg account holder.

Same-Day Settlement and Payment

The underwriters will settle the bonds in immediately available funds. Israel will make principal and interest payments on the bonds in immediately available funds or the equivalent. Secondary market trading between DTC direct participants will occur in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System. Secondary market trading between Clearstream Banking Luxembourg customers and Euroclear participants will occur in accordance with the applicable rules and operating procedures of Clearstream Banking Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Certificated Bonds

Unless and until they are exchanged, in whole or in part, for bonds in definitive form in accordance with the terms of the bonds, the bonds may not be transferred except (1) as a whole by DTC to a nominee of DTC, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. The bonds cannot be partially exchanged into definitive bonds.

Israel will issue certificated bonds in definitive form to you or your nominees, rather than to DTC or its nominees, only if:

•

Israel advises the fiscal agent in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and the fiscal agent or Israel is unable to locate a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the fiscal agency agreement or the bonds; or

•	Israel, at its option, elects to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that bonds in fully certificated registered form are available through DTC. DTC will then surrender the global bond representing the bonds along with instructions for re-registration. The fiscal agent will re-issue the bonds in fully certificated registered form, in denominations of US$200,000 and integral multiples of US$1,000 above that amount, and will recognize the registered holders of the certificated bonds as holders under the fiscal agency agreement.

If Israel issues certificated bonds in definitive form, they will have the same terms and authorized denominations as the bonds in book-entry format. You may present bonds in definitive form for transfer, exchange or payment at the corporate trust office of the fiscal agent in New York City, according to the procedures in the fiscal agency agreement, and, in the case of bonds in definitive form presented for payment, principal and interest thereon will be payable at the office of the fiscal agent in New York City. In the case of a transfer of part of a bond in definitive form, the registrar or transfer agent will issue a new bond in definitive form to the transferee and a second bond in definitive form in respect of the balance of the bond in definitive form to the transferor. Certificated bonds presented for transfer must be accompanied by an executed instrument of assignment and transfer.

Replacement of Bonds

If any certificated bond in definitive form becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the certificated bond or the evidence of its loss, theft or destruction to the fiscal agent. Israel and the fiscal agent may require you to sign an indemnity under which you agree to pay Israel, the fiscal agent or any other agent of Israel for any losses that they may suffer relating to the certificated bond in definitive form that was mutilated, destroyed, stolen or lost. Israel and the fiscal agent may also require you to present other documents or proof of ownership. After you deliver these documents, if neither Israel nor the fiscal agent have notice that a bona fide purchaser has acquired the certificated bond in definitive form you are exchanging, Israel will execute, and the fiscal agent will authenticate and deliver to you, a substitute certificated bond in definitive form with the same terms as the certificated bond in definitive form you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost certificated bond in definitive form.

Notices

The fiscal agent will mail notices by first class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the fiscal agent maintains. The fiscal agent will only mail these notices to Cede & Co., as the registered holder of the bonds, unless Israel reissues the bonds to you or your nominees in fully certificated form.

In addition, if, and for so long as, the bonds are listed on the official list of the Luxembourg Stock Exchange, the fiscal agent will publish notices regarding the bonds, including notice of any modification, in a daily newspaper of general circulation in Luxembourg. Israel expects that this newspaper will be the Luxembourg Wort. Notices can also be published on the website of the Luxembourg Stock Exchange, http://www.bourse.lu. Published notices will be deemed to have been given on the date they are published. If publication as described above becomes impossible, then the fiscal agent may publish sufficient notice by alternate means that approximate the terms and conditions described in this paragraph.

Prescription

Under the State of New York’s statute of limitations, any legal action to enforce Israel’s obligation to pay principal and interest under the bonds must be commenced within six years after any such payment is due. Thereafter, Israel’s payment obligations will generally become unenforceable.

Governing Law

The fiscal agency agreement and the bonds, for all purposes, shall be governed by and construed in accordance with the laws of the State of New York, except with respect to the authorization and execution of the fiscal agency agreement and the bonds on behalf of Israel, which shall be governed by the laws of Israel.

TAXATION

United States

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a bond. This discussion assumes that you (i) hold the bond as capital assets as defined in the U.S. federal tax laws (generally, assets held for investment), (ii) were the initial purchaser of that bond and (iii) acquired the bond at its issue price. This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	financial institutions, regulated investment companies, real estate investments trusts and insurance companies;

•	banks or life insurance companies;

•	persons subject to the alternative minimum tax;

•	persons that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

Finally, this discussion assumes that you are not using a bond as part of a more complex transaction, such as a “straddle” or a hedging transaction. If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a bond may have U.S. federal income tax consequences for you that are not covered in this discussion.

This discussion does not cover any state, local or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws. This discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, and the regulations, rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. All of these authorities are subject to change at any time and may be repealed, revoked or modified, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the validity and accuracy of this discussion.

Israel has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of note, as the case may be, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of notes that are partnerships and partners in those partnerships are urged to consult their own tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

You should consult your own tax advisor concerning the federal, state, local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a bond.

U.S. Holders

This section applies to you if you are a “U.S. Holder”, meaning that you are the beneficial owner of a bond and you are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•

a trust if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or a trust that has made a valid election under U.S. Treasury Regulations to be treated as a domestic trust; or

•	a partnership, but only with respect to partners that are U.S. Holders under any of the foregoing clauses.

Payments of Stated Interest.    Payments or accruals of stated interest on a bond generally will be taxable to you as ordinary interest income at the time you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you receive them. However, the first payment of stated interest on a note will not be includable in your income to the extent that it reflects pre-issuance accrued interest, but will instead reduce your adjusted tax basis in your note.

In addition to interest on the notes, you will be required to include any tax withheld from the interest payment as ordinary interest income, even though you did not in fact receive it, and any additional amounts paid in respect of such tax withheld. For purposes of the foreign tax credit provisions of the Code, interest (including any additional amounts) on a bond generally will constitute income from sources outside the United States. Under the foreign tax credit rules, that interest will, depending on your circumstances, be “passive” or “general” income, which, in either case, is treated separately from some other types of income for purposes of computing the foreign tax credit allowable to you under the U.S. federal income tax laws.

Treatment of Premium.    If you purchase a bond for an amount in excess of its principal amount, you may elect to treat the excess as amortizable premium over the term of the bond. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your bond by the amount of amortizable premium allocable to that year, based on the yield to maturity of your bond. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the IRS. If you do not make the election to amortize premium on a bond and hold the bond to maturity, you will have a capital loss for U.S. federal income tax purposes, equal to the amount of the premium, when the bond matures. If you do not make the election to amortize premium and sell or otherwise dispose of the bond before maturity, the premium will be included in your “tax basis” in the bond, and therefore will decrease the gain, or increase the loss, that you would otherwise realize on the sale or other disposition of the bond.

Treatment of Discount.    If a bond is issued with more than de minimis original issue discount (“OID”), you must include in your gross income an amount of OID on an OID bond as ordinary interest income on an accrual basis generally under a “constant yield to maturity” method as described below (whether you are a cash or accrual basis taxpayer for U.S. federal income tax purposes). OID will be de minimis if it is less than 0.25% of the stated redemption price at maturity of the bonds multiplied by the number of complete years from the issue date to the maturity date. Generally, OID must be included in income in advance of the receipt of cash representing such income.

The total amount of OID on an OID bond equals the excess of the bond’s “stated redemption price at maturity” over its “issue price”. The “stated redemption price at maturity” equals the sum of all payments due under the OID bond, other than any payments of qualified stated interest, which is stated interest that is unconditionally payable in money at least annually, at a fixed rate, during the entire term of a debt instrument. The “issue price” generally equals the initial public offering price at which a substantial number of bonds is issued in a given offering.

The amount of OID on an OID bond that you must include in income during a taxable year is the sum of the “daily portions” of OID for that bond. The daily portions are determined by allocating to each day in an “accrual period” (generally the period between compounding dates) a pro rata portion of the OID attributable to that accrual period. The amount of OID attributable to an accrual period is the product of the “adjusted issue price” of the bond at the beginning of the accrual period and its yield to maturity, reduced by the sum of the payments of qualified stated interest on the bond allocable to the accrual period. The adjusted issue price of the bond at the beginning of any accrual period is generally equal to the sum of its issue price and all prior accruals of OID. Cash payments on an OID bond are allocated first to any stated interest then due, then to previously accrued OID (in the order of accrual) to which cash payments have not yet been allocated, and then to principal.

You generally may make an irrevocable election to include in your income the entire return on an OID bond (including payments of qualified stated interest) under the constant yield method applicable to OID.

Any OID included in your income will constitute foreign source income, and generally will be “passive” or “general” income for U.S. foreign tax credit purposes.

Purchase, Sale, Redemption and Retirement of a Bond.    If you sell or otherwise dispose of a bond in a taxable disposition, you generally will be required to report a gain or loss equal to the difference between your “amount realized” and your adjusted “tax basis” in the bond. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the bond, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as ordinary interest). Your adjusted “tax basis” in the bond will equal the amount that you paid for the bond, decreased (but not below zero) by any cash payments of principal that you have received with respect to the bond, and increased by the amount of any original issue discount previously included in income in respect of the bond.

Gain or loss from the sale or other taxable disposition of a bond generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time you sell or dispose of the bond, you have held the bond for more than one year. Under current law, net capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Limitations may apply to your ability to deduct a capital loss. Any capital gains or losses that arise when you sell or otherwise dispose of a bond generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Medicare Tax.    For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent tax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Information with Respect to Foreign Financial Assets.    Individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on the individual’s circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties and (iii) interests in non-United States entities. The notes may be treated as specified foreign financial assets. You may be subject to this information reporting regime and be required to file a form listing these assets with your U.S. federal income tax return. Failure to file information reports may subject you to penalties. You are urged to consult your own tax advisor regarding your obligation to file information reports with respect to the notes.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder”, meaning that you are a beneficial owner of a bond that is not a “U.S. Holder” as defined above.

Subject to the discussion of backup withholding below, you will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a bond unless you are engaged in a trade or business in the United States and the interest on the bond is treated for tax purposes as “effectively connected” to that trade or business. If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax.

Subject to the discussion of backup withholding below, you will not be subject to U.S. federal income tax, including withholding tax, for any capital gain that you realize when you sell a bond if:

•	that gain is not effectively connected for U.S. federal tax purposes to any U.S. trade or business in which you are engaged; and

•

if you are an individual, you (i) are not in the United States for 183 days or more in the taxable year in which you sell the bond or (ii) do not have a tax home (as defined in the Code) in the United States in the taxable year in which you sell the bond and the gain is not attributable to any office or other fixed place of business that you maintain in the United States.

Backup Withholding and Information Reporting

If you are a non-corporate U.S. Holder, and, unless you prove that you are otherwise exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person”, as defined below. Backup withholding will apply to such payments of principal and interest if you fail to (i) provide an accurate taxpayer identification number; (ii) certify that you are not subject to backup withholding; (iii) report all interest and dividend income required to be shown on your U.S. federal income tax returns, or (iv) demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to prove your exemption. If you hold a bond through a non-U.S. partnership, these certification procedures would generally be applied to you as a partner. If you are paid the proceeds of a sale or redemption of a bond effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a foreign office of a broker that is a “U.S. Controlled Person”, as defined below.

A U.S. Controlled Person is:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a foreign partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS.

Israeli Taxation

Under Israeli law as presently in effect, payments made under the bonds will be exempt from Israeli taxation, and there is no transfer, stamp or similar taxes under the laws of Israel payable in connection with the issuance, transfer or sale of the bonds.

EU Directive on Taxation of Savings Income

Under EC Council Directive 2003/48/EC on the taxation of savings income (the “EU Savings Tax Directive”), each Member State of the European Union is required, from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other Member State; however, for a transitional period, Austria, Belgium and Luxembourg may instead apply a withholding system in relation to such payments, deducting tax at rates of 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

Also with effect from July 1, 2005, a number of non-EU countries and certain dependent or associated territories of certain Member States, have agreed to adopt measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.

Grand Duchy of Luxembourg

Luxembourg Taxation

The following is a general description of certain Luxembourg withholding tax considerations relating to the bonds. It does not purport to be a complete analysis of all tax considerations relating to the bonds, whether in Luxembourg or elsewhere. Prospective purchasers of the bonds should consult their own tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of the bonds and receiving payments of interest, principal and/or other amounts under the bonds and the consequences of such actions under the tax laws of Luxembourg. This summary is based upon the law as in effect on the date of this prospectus supplement. The information contained within this section is limited to withholding tax issues, and prospective investors should not apply any information set out below to other areas, including (but not limited to) the legality of transactions involving the Bonds.

Withholding Tax

All payments of interest and principal by Israel in the context of the holding, disposal, redemption or repurchase of the bonds can be made free and clear of any withholding or deduction for or on account of any taxes of whatsoever nature imposed, levied, withheld, or assessed by Luxembourg or any political subdivision or taxing authority thereof or therein, in accordance with the applicable Luxembourg law, subject however to:

(i)	the application of the Luxembourg law of June 21, 2005 implementing the European Union Savings Directive (Council Directive 2003/48/EC) and several agreements concluded with certain dependent or associated territories and providing for the possible application of a withholding tax (at a rate of 35% from July 1, 2011) on interest paid to certain non-Luxembourg resident investors (individuals and certain types of entities called “residual entities”) in the event of Israel appointing a paying agent in Luxembourg within the meaning of the above-mentioned directive (see section “EU Directive on Taxation of Savings Income” above) or applicable agreements; and

(ii)	the application of the amended law dated December 23, 2005 according to which a 10% withholding tax is levied on payments of interest or similar income made by Luxembourg paying agents to (or for the benefit of) Luxembourg resident individuals or to certain foreign residual entities securing the interest for such Luxembourg resident individuals. This withholding tax also applies on accrued interest received upon sale, disposal, redemption or repurchase of the bonds. Such withholding tax is in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his/her private wealth who does not hold the bonds as business assets. Luxembourg resident individuals beneficial owners of payments of interest or similar income made by a paying agent established outside Luxembourg in a Member State of the European Union or the European Economic Area or in a jurisdiction having concluded an agreement with Luxembourg in connection with the European Union Savings Directive may opt for a final 10% levy. In such case, the 10% levy is calculated on the same amounts as for the payments made by Luxembourg paying agents. The option for the 10% final levy must cover all interest payments made by paying agents to the beneficial owner during the entire civil year.

Responsibility for the withholding of tax in application of the above-mentioned Luxembourg laws of June 21, 2005 and December 23, 2005 is assumed by the Luxembourg paying agent within the meaning of these laws and not by Israel.

UNDERWRITING

Israel has entered into an underwriting agreement, dated January 23, 2012, with respect to the bonds with underwriters for whom Barclays Capital Inc., Goldman, Sachs & Co. and UBS Securities LLC are acting as representatives. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have severally agreed to purchase the principal amount of bonds set forth opposite their respective names:

Underwriters	Principal Amount of Bonds
Barclays Capital Inc.	$450,000,000
Goldman, Sachs & Co.	450,000,000
UBS Securities LLC	450,000,000
Citigroup Global Markets Inc.	75,000,000
Deutsche Bank Securities Inc.	75,000,000

$1,500,000,000

The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the bonds is subject to certain conditions, including the delivery of certain legal opinions. Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all of the bonds covered by the underwriting agreement if any are taken. Subject to the conditions set forth in the underwriting agreement, each underwriter has agreed to purchase the bonds set forth opposite its name in the above table at a discount from the price indicated on the cover page of this prospectus supplement, and to offer the bonds to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the bonds, the underwriters may from time to time vary the offering price. The offering of the bonds by the underwriters is subject to receipt and acceptance of an order and subject to the underwriters’ right to reject any order in whole or in part.

Israel will pay transaction expenses, estimated to be approximately $275,000, not including the underwriting discount. The underwriters have agreed to reimburse Israel for certain expenses incurred in connection with this offering.

Israel has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have from time to time, directly or indirectly, provided investment and/or commercial banking or financial advisory services to Israel, for which they have received customary fees and commissions, and expect to provide these services to Israel in the future, for which they expect to receive customary fees and commissions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect that delivery of the bonds will be made against payment thereof on or about the closing date specified in this prospectus supplement, which will be the fifth business day following the date of pricing of the bonds (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of pricing or the next four succeeding business days will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade bonds on the date of pricing or the next four succeeding business days should consult their own advisor.

STABILIZATION

In connection with this offering, the underwriters and their respective affiliates (the “Stabilizing Underwriters”) may overallot or effect transactions with a view to supporting the market price of the securities at a level higher than that which might otherwise prevail for a limited period. Those transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which those underwriters and affiliates may bid for or purchase bonds for the purpose of stabilizing the market price. The Stabilizing Underwriters also may create a short position for the account of the underwriters by selling more bonds in connection with this offering than they are committed to purchase from Israel. In that case, the Stabilizing Underwriters may purchase bonds in the open market following completion of this offering to cover their short position. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased bonds sold by or for the account of such underwriter in stabilizing or short covering transactions. Any of the transactions described in this paragraph may result in the maintenance of the price of the bonds at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, however, and such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period.

Neither Israel nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the bonds. In addition, neither Israel nor any of the underwriters makes any representation that any of the underwriters will engage in such transactions, or that such transactions, once begun, will not be discontinued without notice.

OFFERING RESTRICTIONS

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the underwriters has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of bonds to the public in that Relevant Member State prior to the publication of a prospectus in relation to the bonds which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of bonds to the public in the Relevant Member State at any time:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the bonds shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant

Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

Hong Kong

The bonds may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each syndicate member acknowledges that the bonds may not be offered or sold, or be made the subject of an invitation for subscription or purchase, nor may the prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”) (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Japan

The bonds have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LISTING, ADMISSION TO TRADING AND GENERAL INFORMATION

Listing and Listing Agent

Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to have the bonds admitted to trading on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange. The total fees and expenses in connection with the admission of the bonds to trading on the Regulated Market are expected to be approximately €12,500.

The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, makes no representation as to their accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

Offers and sales of the bonds are subject to restrictions in relation to the European Economic Area and the United Kingdom, details of which are set out in the section titled “Offering Restrictions”. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the bonds in certain other jurisdictions may also be restricted by law.

The Luxembourg listing agent is Dexia, 69 Route d’Esch, L-2953, Luxembourg.

Clearing

The bonds have been accepted for clearance through DTC, Euroclear and Clearstream Banking Luxembourg and have been allocated the following codes: International Security Identification Number (ISIN) US46513AGA25 and CUSIP No. 46513AGA2. The address of DTC is 55 Water Street, New York, NY 10041- 0099, United States of America. The address of Euroclear is Boulevard du Roi Albert II, B — 1210 Brussels. The address of Clearstream Banking Luxembourg is 42 Avenue Kennedy L-1855 Luxembourg.

Due Authorization

Israel has authorized the creation and issue of the bonds pursuant to State Property Law 5711-1951. The State of Israel has obtained all necessary consents, approvals and authorizations in the State of Israel in connection with the issue and performance of the bonds.

Litigation

Neither Israel nor any governmental agency of Israel is involved in any litigation or arbitration or administrative proceeding relating to claims or amounts which are material in the context of the issue of the bonds and which would materially and adversely affect Israel’s ability to meet its obligations under the bonds and the fiscal agency agreement with respect to the bonds. No such litigation or arbitration or administrative proceeding is pending, or, so far as Israel is aware, threatened.

General Information

The information contained in the Annual Report of the State of Israel on the Form 18-K for the fiscal year ended December 31, 2010 filed with the SEC on June 30, 2011, as amended on July 14, 2011 and January 23, 2012, which contains the economic, financial and statistical information for fiscal years ended December 31, 2010, December 31, 2009, December 31, 2008, December 31, 2007 and December 31, 2006 shall be deemed to be incorporated in, and to form part of, this prospectus supplement and accompanying prospectus. Save as disclosed in this prospectus supplement and the accompanying prospectus or as incorporated by reference herein, since December 31, 2010 there have been no significant changes relating to public finance and trade.

There are no interests of any natural or legal persons, including conflicting interests, that are material to the issue of the bonds. The State of Israel will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in any state or federal court in the City of New York or in any competent court in Israel. Israel’s waiver of immunity does not extend to actions under the United States federal securities laws or state securities laws.

The address of the State of Israel is Government of Israel, Ministry of Finance, 1 Kaplan Street, Hakiryah, Jerusalem 91131, Israel, telephone: +972-25317500.

Documents Relating to the Bonds

Copies of the fiscal agency agreement, including the form of bonds, may be inspected during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the specified office of the fiscal agent and listing agent.

Where You Can Find More Information

So long as the bonds are listed on the official list of the Luxembourg Stock Exchange and the rules of the exchange so require, copies of the following documents may be inspected at the registered office of the listing agent in Luxembourg: the fiscal agency agreement, the underwriting agreement and the bonds.

Israel has filed its Annual Report for 2010 on Form 18-K with the SEC. The Annual Report of Israel for 2010 on Form 18-K, as amended, and each additional amendment to that Annual Report on Form 18-K that Israel files with the SEC after the date of this prospectus supplement but before the end of the offering of the bonds are considered part of and incorporated by reference in this prospectus supplement.

All of these documents have been filed with the SEC and are available to the public over the internet at the SEC’s web site at www.sec.gov. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Upon approval for listing, this prospectus supplement and the accompanying prospectus, including the documents containing the information incorporated by reference, will also be published on the website of the Luxembourg Stock Exchange, http://www.bourse.lu. You may also obtain a copy of such documents free of charge at the office of the listing agent in Luxembourg or at the office listed in the accompanying prospectus under the heading “Where You Can Find More Information About the State of Israel”.

VALIDITY OF THE BONDS

Arnold & Porter LLP, New York, New York and Washington, D.C., United States counsel to Israel, and Joel Baris, Adv., Legal Advisor to the Ministry of Finance of the State of Israel, will pass upon the validity of the bonds for Israel. Cravath, Swaine & Moore LLP, New York, New York, and Meitar, Liquornik, Geva & Leshem Brandwein, Israel, represent the underwriters. As to all matters of Israeli law, Arnold & Porter LLP may rely on the opinion of the Legal Advisor to the Ministry of Finance and Cravath, Swaine & Moore LLP may rely on the opinions of Meitar, Liquornik, Geva & Leshem Brandwein and the Legal Advisor to the Ministry of Finance. All statements with respect to matters of Israeli law in the accompanying prospectus and this prospectus supplement have been passed upon by the Legal Advisor to the Ministry of Finance and are made upon his authority.

INCORPORATION BY REFERENCE CROSS-REFERENCE TABLE

The table below sets out the page references containing the information incorporated by reference from the Annual Report on the Form 18-K for the State of Israel (for the purposes of this section, the “Issuer”) for the fiscal year ended December 31, 2010 filed with the SEC on June 30, 2011, as amended through January 23, 2012, which contains the economic, financial and statistical information for fiscal years ended December 31, 2010, December 31, 2009, December 31, 2008, December 31, 2007 and December 31, 2006:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2010

The Issuer’s position within the governmental framework	“State of Israel — Form of Government and Political Parties” on pages 10 to 11 of Exhibit D

Geographic location and legal form of the Issuer	“State of Israel — Geography” on page 9 of Exhibit D and “— Form of Government and Political Parties” on page 10 of Exhibit D

Structure of the Issuer’s economy	“The Economy” on pages 17 to 36 of Exhibit D

Gross domestic product	“The Economy — Gross Domestic Product” on pages 17 to 18 of Exhibit D

Israel’s political system and government	“State of Israel — Form of Government and Political Parties” on pages 10 to 11 of Exhibit D

Tax and budgetary systems of the Issuer	“Public Finance — Taxation and Tax Revenues” , “— The Budget Process, Limits on Exposure and Deficit Reduction” and “— Government Budget for 2011” on pages 61 to 66 of Exhibit D

Gross public debt of the Issuer	“Public Debt” on pages 69 to 75 of Exhibit D

Foreign trade and balance of payments	“Balance of Payments and Foreign Trade” on pages 37 to 49 of Exhibit D

Foreign exchange reserves	“Balance of Payments and Foreign Trade — Foreign Exchange Controls and International Reserves” on pages 46 to 47 of Exhibit D

Income and expenditure figures	“Public Finance — The Budget Process, Limits on Expenditure and Deficit Reduction” on pages 61 to 64 of Exhibit D and “— Government Budget for 2011” on pages 65 to 66 of Exhibit D

Any information not listed in the cross-reference table but included in the documents incorporated by reference is given for informational purposes only.

This prospectus supplement and the accompanying prospectus, including the documents containing the information incorporated by reference, will be published on the website of the Luxembourg Stock Exchange, http://www.bourse.lu.

PROSPECTUS

State of Israel

$4,000,000,000

Debt Securities

The State of Israel, which may be referred to herein as Israel or the State, may offer up to U.S. $4,000,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities.

Israel will offer the debt securities from time to time as separate issues. Israel will provide a description of the specific terms of the debt securities it is offering, including the amounts, prices and terms of the debt securities, in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Israel may sell the debt securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any place where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is February 11, 2009.

WHERE YOU CAN FIND MORE INFORMATION

ABOUT THE STATE OF ISRAEL

Israel is not subject to the informational requirements of the Securities Exchange Act of 1934. Israel files annual reports on Form 18-K with the Securities and Exchange Commission, or the SEC, on a voluntary basis. These reports and any amendments to these reports include certain financial, statistical and other information about Israel and may be accompanied by exhibits. You may read and copy any document Israel files with the SEC at the SEC’s public reference room located at the Office of Investor Education and Assistance, U.S. Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C., 20549-0213. Israel’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The Securities and Exchange Commission allows Israel to “incorporate by reference” into this prospectus the information Israel files with it. This means that Israel can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Israel incorporates by reference the following documents:

•	Israel’s Annual Report on Form 18-K for the year ended December 31, 2007, file number 002-94917;

•	Amendment No. 1 to Israel’s Annual Report on Form 18-K for the fiscal year ended December 31, 2007, as filed with the SEC on December 2, 2008, file number 002-94917; and

•	Amendment No. 2 to Israel’s Annual Report on Form 18-K for the fiscal year ended December 31, 2007, as filed with the SEC on February 11, 2009, file number 002-94917; and

•	all further amendments to Israel’s Annual Report on Form 18-K for the year ended December 31, 2007 filed prior to the date of this prospectus.

Israel also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities covered by this prospectus. Each time Israel files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a copy of these filings, at no cost, by writing to or telephoning Israel’s Consul and Chief Fiscal Officer for the Western Hemisphere at the following address:

Ministry of Finance

Government of Israel

800 Second Avenue, 17th floor

New York, NY 10017

Telephone: (212) 499-5710

Facsimile: (212) 499-5715

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Israel will use the net proceeds from the sale of the debt securities offered hereby for general purposes of the State, which may include the refinancing of domestic and external indebtedness of Israel.

DEBT SECURITIES

Israel may issue debt securities in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Israel and a fiscal agent. The prospectus supplement that relates to any series of debt securities will identify the fiscal agent and any other paying agent that Israel has appointed for such series of debt securities. The prospectus supplement relating to your series of debt securities will also describe the financial terms and other specific terms of such series of debt securities. If the terms or conditions described in the prospectus supplement that relate to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

The prospectus supplement that relates to your debt securities will specify the following terms relating to your debt securities, if applicable:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Israel must repay the debt securities;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates when any interest payments are scheduled to be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	whether and in what circumstances Israel may redeem the debt securities before maturity;

•	the currency or currencies in which the debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

•

whether and under what circumstances and terms the holders of the debt securities may opt to obligate Israel to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which these debt securities will be listed;

•	whether the debt securities will be designated “Collective Action Securities” (as described below under “Collective Action Securities”); and

•	any other terms of the debt securities.

The prospectus supplement may also describe any United States federal or Israeli income tax consequences and special considerations applicable to that particular series of debt securities if applicable.

Status of the Debt Securities

The debt securities will be direct, general and unconditional obligations of Israel. The full faith and credit of Israel will be pledged for the due and punctual payment of all principal and interest on the debt securities.

The debt securities of each series will rank equally with each other, without any preference among themselves. The payment obligations of Israel under the debt securities will at all times rank at least equally with all other payment obligations of Israel relating to unsecured, unsubordinated external indebtedness. For purposes of this paragraph, “external indebtedness” means any indebtedness for money borrowed which is payable by its terms or at the option of its holder in any currency other than the currency of Israel, and “indebtedness” means all obligations of Israel in respect of money borrowed and guarantees given by Israel in respect of money borrowed by others.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Global Securities

The prospectus supplement that relates to your debt securities will indicate whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name.    The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Israel that it is unwilling, unable or no longer qualified to continue to act as the depository and Israel has not appointed a replacement depositary;

•	at any time Israel decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	a default occurs that entitles the holders of the debt securities to accelerate the maturity date and such default has not been cured.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. Any such debt securities will be denominated in principal amounts of $1,000 or integral multiples of $1,000, or such other denominations as may be specified in the applicable prospectus supplement.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get debt securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities represented by that global security for any purpose;

•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on the Global Security.    Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of interests in the global security will be kept.

Israel will make principal and interest payments on debt securities represented by the global security to the depositary or its nominee. When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in that global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in a global security. The depositary and its participants may change these policies and procedures from time to time. Israel has no responsibility or liability for the records of owners of beneficial interests in the global security, or for payments made or not made to owners of beneficial interests in the global security. Also, Israel is not responsible for maintaining, supervising or reviewing those records or payments. Israel has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.

The giving of notices and other communications by the depositary to participants and by participants to owners of beneficial interests in the global security will be arranged among themselves, subject to any statutory or regulatory requirements. Neither the depositary nor its nominee will consent or vote with respect to any debt securities. Under its usual procedures, the depositary would mail an omnibus proxy to Israel with respect to any vote or consent, assigning the consenting or voting rights of the depositary’s nominee to those participants to whose account debt securities are credited on the date for determining the holders entitled to consent or vote.

Payment

Unless otherwise specified in the applicable prospectus supplement, the principal of and interest on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent to the registered holders of the debt securities on the related record date; provided, however, that unless otherwise specified in the prospectus supplement, payments of interest will be paid by check mailed to the registered holders of the debt securities at their registered addresses.

If any date on which principal or interest is due to be paid is not a business day, Israel may pay interest on the next day that is a business day and no additional interest will accrue on that payment. For this purpose, business day means any day, other than a Saturday or Sunday, on which banks in The City of New York are not required or authorized by law or executive order to be closed.

The register of holders of debt securities will be kept at the New York office of the fiscal agent.

Any monies held by the fiscal agent in respect of any debt securities and remaining unclaimed for two years after those amounts have become due and payable will be returned by the fiscal agent to Israel. The holders of those debt securities may thereafter seek payment only from Israel. The debt securities will become void unless holders present them for payment within five years after their maturity date.

Israel may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is not a trustee for the holders of the debt securities and does not have the same responsibilities or duties to act for such holders as would a trustee. Israel may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.

Default

Unless otherwise specified in the applicable prospectus supplement, any of the following events will be an event of default with respect to any series of debt securities:

(1)	Israel fails to pay, when due, principal of or interest on any debt securities of that series and such failure continues for a period of 30 days;

(2)	Israel defaults in the performance or observance of or compliance with any other obligations under the debt securities of that series, which default is materially prejudicial to the interests of the holders of the debt securities of that series and is not remedied within 60 days after the holder of any debt security of that series has given written notice of the default to Israel at the office of the fiscal agent; or

(3)	Israel declares a moratorium with respect to the payment of principal of or interest on the debt securities of that series which is materially prejudicial to the interests of the holders of the debt securities of that series.

Acceleration of Maturity

The following description relating to Acceleration of Maturity does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities — Acceleration of Maturity” below for a description of the corresponding terms of Collective Action Securities.

Unless otherwise specified in the applicable prospectus supplement, if an event of default described in clause (1) or (3) above occurs with respect to any series of debt securities, each holder of debt securities of that series will have the right to declare the principal of and any accrued interest on those debt securities it holds immediately due and payable. If an event of default described in clause (2) above occurs with respect to any series of debt securities, the holders of not less than 25% in principal amount of all debt securities of that series then outstanding will have the right to declare the principal of and any accrued interest on all the debt securities of that series then outstanding immediately due and payable. Debt securities held by Israel or on its behalf will not be considered “outstanding” for this purpose.

Holders of debt securities may exercise these rights only by giving a written demand to Israel and the fiscal agent at a time when the event of default is continuing.

Purchase of Debt Securities by Israel

Israel may at any time purchase any debt securities in any manner and at any price. If purchases are made by tender, tenders must be available to all holders of debt securities of the same series. Any debt securities purchased by or on behalf of Israel may be held, resold or cancelled.

Taxation by Israel; Additional Amounts

Israel will make all payments of principal and interest in respect of the debt securities free and clear of, and without withholding or deducting any present or future taxes imposed by or within Israel, unless required by law. In that event, Israel will pay additional amounts so that the holders of the debt securities of a series receive the amounts that would have been received by them had no withholding or deduction been required. Israel will not be required to pay any additional amount to or on behalf of a holder where the holder is liable to pay such taxes in respect of debt securities because the holder has some connection with Israel other than the mere holding of debt securities or the receipt of principal and interest. Any holder who wants to receive these additional amounts would have to present the debt security for payment within 30 days of when payment is due. If the fiscal agent has not received the full amount of the money payable on or prior to the due date, then any holder who wants to receive the additional amounts would have until 30 days after the date that the holders have been notified that the fiscal agent has received the money to present the debt security for payment. If no additional amount would be payable on a debt security presented for payment on the 30th day after the payment was due, then any holder presenting that debt security for payment after the 30th day will only be entitled to the payment due, but not to any additional amount. This 30-day period will not start until Israel has paid to the fiscal agent the amount of the payment due.

Any reference to “principal” or “interest” on the debt securities includes any additional amounts which may be payable on those debt securities.

Modifications

The following description relating to Modifications does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities — Meetings and Amendments” below for a description of the corresponding terms of Collective Action Securities.

Unless otherwise specified in the applicable prospectus supplement, with the written consent of the holders of more than 50% in aggregate principal amount of the outstanding debt securities of a series, Israel and the fiscal agent may modify, amend or supplement the terms of the debt securities of that series or, insofar as affects the debt securities of that series, the fiscal agency agreement, in any way. Holders of more then 50% of the aggregate principal amount of any series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided by the fiscal agency agreement or the debt securities of that series to be made, given or taken by holders of debt securities of that series.

For the purpose of this prospectus, “outstanding debt securities” does not include:

•	previously canceled debt securities;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of a series, which have been substituted with another series of debt securities; and

•

for purposes of determining whether the holders of the requisite principal amount of outstanding debt securities of a series have consented to any request, demand, authorization, direction, notice, consent, waiver, amendment, modification or supplement under the fiscal agency agreement, debt securities owned directly or indirectly by Israel. See “Collective Action Securities — Meetings and Amendments” below for additional qualifications to the definition of “outstanding debt securities” as it applies to any series of debt securities that have been designated Collective Action Securities.

Unless otherwise specified in the applicable prospectus supplement, no such action may, without the consent of the holder of each debt security of a series:

•	change the due date for the payment of the principal of, or any installment of interest on, any debt security of that series;

•	reduce the principal amount of any debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of any debt security;

•	reduce the interest rate on any debt security of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or

•	exclude the Borough of Manhattan, The City of New York, as a required place at which payment with respect to interest, premium or principal is payable;

•

shorten the period during which Israel is not permitted to redeem the debt securities of that series or permit Israel to redeem the debt securities of that series if, prior to such action, Israel is not permitted to do so;

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action; or

•	change the obligation of Israel to pay additional amounts.

Israel and the fiscal agent may, without the consent of any holder of the debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of that series for the purpose of

•	adding to the covenants of Israel;

•	surrendering any right or power conferred upon Israel;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity, or curing, correcting or supplementing any defective provision, contained in the fiscal agency agreement or in the debt securities of any series; or

•

amending the fiscal agency agreement or the debt securities of that series in any manner that Israel and the fiscal agent may determine that is not inconsistent with the debt securities of that series and that does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement made in accordance with the terms of the debt securities will be binding on all holders of debt securities of that series.

Jurisdiction, Consent to Service and Enforceability

The State of Israel is a foreign sovereign government. Consequently, it may be difficult for you to sue Israel or to collect upon a judgment against Israel. Israel will irrevocably agree not to assert any defense based on immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities of any series in any federal court in the Southern District of New York, any state court in the City of New York or in any competent court in Israel. Israel has appointed the Chief Fiscal Officer for the Western Hemisphere of the Ministry of Finance of the Government of Israel in New York, New York, as its authorized agent upon whom process may be served. This appointment is limited to any action arising out of or based on the debt securities which the holder of any debt securities may institute in any federal court in the Southern District of New York or any state court in the City of New York. The appointment will be irrevocable until Israel pays all amounts due or to become due on or in respect of all the debt securities issuable under the fiscal agency agreement. If for any reason the authorized agent ceases to be able to act as Israel’s authorized agent or no longer has an address in New York, Israel will appoint another person in New York as its authorized agent. The Chief Fiscal Officer for the Western Hemisphere is not the agent for service for actions under the United States federal securities laws or state securities laws and Israel’s waiver of immunity does not extend to such actions. Because Israel has not waived its sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Israel based on such laws unless a court were to determine that Israel is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such actions. Under the laws of Israel, assets of Israel are immune from any form of execution.

COLLECTIVE ACTION SECURITIES

Israel may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities. Collective Action Securities will have the same terms and conditions as the securities described under the heading “Debt Securities” above, except that such Collective Action Securities shall contain different provisions relating to certain aspects of default, acceleration, meetings and voting on amendments, modifications, changes and waivers, as follows:

Acceleration of Maturity

If an event of default described under the heading “Debt Securities — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of debt securities may exercise these rights only by providing a written demand to Israel at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Israel receives written notice of the declaration, unless Israel has remedied the event or events of default prior to receiving the notice. The holders of 50% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Meetings and Amendments

General.    A meeting of holders of any series of debt securities that have been designated Collective Action Securities may be called at any time:

•

to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by the fiscal agency agreement or the debt securities of that series to be made, given or taken by holders of debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or, insofar as affects the debt securities of that series, the fiscal agency agreement, in any way.

Israel may at any time call a meeting of holders of a series of debt securities that have been designated Collective Action Securities for any purpose described above. This meeting will be held at the time and place determined by Israel. The fiscal agent will call a meeting of the holders of the debt securities of a series if Israel or the holders of at least 10% in aggregate principal amount of all debt securities of the series then outstanding (as defined in the fiscal agency agreement) have delivered a written request to the fiscal agent setting forth the action they propose to take.

Notice.    The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 15 and 60 days before the meeting date.

Voting; Quorum.    A person that holds outstanding debt securities of a series or is duly appointed to act as a proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of that series. Holders or proxies representing a majority of the aggregate principal amount of the outstanding debt securities of a series will normally constitute a quorum with respect to that series of debt securities. However, if a meeting is adjourned for a lack of a quorum, then holders or proxies representing 25% of the aggregate principal amount of the outstanding debt securities of a series will constitute a quorum with respect to that series of debt securities when the meeting is rescheduled. For purposes of a meeting of holders that proposes to discuss “reserved matters” , which are specified below, including any adjourned or rescheduled meetings for such purpose, holders or proxies representing 75% of the aggregate principal amount of the outstanding debt securities will constitute a quorum.

Regulations.    The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Amendments.    Israel, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series with:

•	the affirmative vote of the holders of more than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of more than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate on any debt securities of that series;

•

change the currency in which any amount in respect of the debt securities of that series is payable or exclude the Borough of Manhattan, The City of New York, as a required place at which payment with respect to interest, premium or principal is payable;

•

shorten the period during which Israel is not permitted to redeem the debt securities of that series or permit Israel to redeem the debt securities of that series if, prior to such action, Israel is not permitted to do so;

•	change the obligation of Israel to pay any additional amounts;

•	change the definition of “outstanding” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•

change Israel’s appointment of an agent for the service of process in the United States or Israel’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under “Debt Securities — Status of the Debt Securities” above;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Israel refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding notes) agrees to the change.

If both Israel and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Israel;

•	surrendering any right or power conferred upon Israel;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•

amending the fiscal agency agreement or the debt securities of that series in any manner that Israel and the fiscal agent may determine that is not inconsistent with the debt securities of that series and that does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Israel or any public sector instrumentality of Israel will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Bank of Israel, any department, ministry or agency of the federal government of Israel or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Israel or any of the foregoing and “control”means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Israeli law, Israel may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Israel may also consolidate the additional debt securities to form a single series with the outstanding notes.

GOVERNING LAW

The fiscal agency agreement and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York. The laws of Israel will govern all matters governing authorization and execution of the debt securities by Israel.

PLAN OF DISTRIBUTION

Israel may sell the debt securities: (a) through underwriters or dealers; (b) through agents; or (c) directly to one or more institutional purchasers. Each prospectus supplement will include:

•	the names of any underwriters or agents,

•	the purchase price of the debt securities of that series,

•	the net proceeds to Israel from the sale of such debt securities,

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation, and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Any underwriters or agents used in the sale may sell the debt securities either on a “best efforts” or on a firm commitment basis. If the underwriters distribute debt securities on a firm commitment basis, the underwriters will acquire the debt securities for their own account and may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined by the underwriters at the time of sale. Israel may offer the debt securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the debt securities offered thereby if any are purchased.

Israel may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Israel.

OFFICIAL STATEMENTS

Information included herein and the registration statement which is identified as being derived from a publication of Israel or one of its agencies of instrumentalities or the Bank of Israel is included on the authority of such publication as a public official document of Israel or the Bank of Israel. All other information herein and in the Registration Statement is included as a public official statement made on the authority of the Director General of the Ministry of Finance of Israel, in his official capacity.

VALIDITY OF THE DEBT SECURITIES

The validity of the debt securities will be passed upon for Israel by Arnold & Porter LLP, New York, New York and Washington, D.C., United States counsel to Israel, and by Joel Baris, Legal Advisor to the Ministry of Finance of the State of Israel. As to all matters of Israeli law, Arnold & Porter may rely on the opinion of the Legal Advisor to the Ministry of Finance. All statements with respect to matters of Israeli law in the prospectus have been passed upon by the Legal Advisor to the Ministry of Finance and are made upon his authority.

AUTHORIZED REPRESENTATIVE

The Authorized Representative of the State of Israel in the United States of America is the Consul and Chief Fiscal Officer for the Western Hemisphere, Ministry of Finance of the State of Israel, 800 Second Avenue, 17th Floor, New York, New York 10017.

ISSUER

Government of Israel

Ministry of Finance

1 Kaplan Street

Hakiria, Jerusalem 91131

Israel

REGISTRAR, FISCAL, TRANSFER AND

PRINCIPAL PAYING AGENT

Citibank, N.A.

Citigroup Centre 2, 21st Floor

Canada Square

Canary Wharf

London E14 5LB

LUXEMBOURG LISTING AGENT

Dexia

69 Route d’Esch

L-2953

Luxembourg

LEGAL ADVISORS

To Israel: as to Israeli law Joel Baris, Adv. Legal Advisor Ministry of Finance 1 Kaplan Street Jerusalem 91131 Israel as to U.S. law Arnold & Porter LLP 399 Park Avenue New York, NY 10022

To the Underwriters:

as to Israeli law

Meitar, Liquornik, Geva & Leshem Brandwein

16 Abba Hillel Silver Street

12th Floor

Ramat Gan

Israel

as to U.S. law

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

$1,500,000,000

State of Israel

4.00% Bonds

due June 30, 2022

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays Capital

Goldman, Sachs & Co.

UBS Investment Bank

Co-Managers

Citi

Deutsche Bank Securities

January 23, 2012